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                                                                    EXHIBIT 5.1

                     [Letterhead of Porter & Hedges, L.L.P.]


                                October 22, 2001


Contour Energy Co.
1001 McKinney, Suite 900
Houston, Texas 77002

Gentlemen:

         We have acted as counsel to Contour Energy Co., a Delaware Corporation (the "Company"), in connection with the preparation of registration statement No. 333-71112 on Form S-4, as amended (the "Registration Statement"), relating to the reclassification of 1,365,173 shares of the Company's $2.625 Convertible Exchangeable Preferred Stock, $1.50 par value (the "$2.625 Preferred Stock"), into 4,095,519 shares (the "Common Shares") of the Company's Common Stock, $.10 par value (the "Common Stock"), and 1,365,173 shares (the "$7.25 Preferred Shares") of the Company's $7.25 Redeemable Cash Equivalent Preferred Stock, $1.50 par value (the "$7.25 Preferred Stock"), which will be immediately redeemed upon issue for cash at a redemption price of $7.25 per share.

         In our capacity as your counsel in connection with the matter referred to above, we have examined the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, each as amended to date, and records of corporate proceedings of the Company as furnished to us by the Company, and have made such other examinations as we have deemed necessary and, based upon such examination and having regard for applicable legal principles, it is our opinion that:

         1. the Common Shares when issued in accordance with the resolutions of the Board of Directors of the Company dated October 3, 2001(the "Enabling Resolutions"), will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company; and

         2. the $7.25 Preferred Shares when issued in accordance with the Enabling Resolutions, will be duly authorized, validly issued, fully paid and nonassessable shares of $7.25 Preferred Stock of the Company.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our name under the heading "Legal Opinions" in the prospectus forming a part of the Registration Statement.


                                       Very truly yours,

                                       /s/ PORTER & HEDGES, L.L.P.

                                       Porter & Hedges, L.L.P.